Exhibit 23

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Great Northern Iron Ore Properties of our reports dated February 22, 2013, with respect to the financial statements of Great Northern Iron Ore Properties, and the effectiveness of internal control over financial reporting of Great Northern Iron Ore Properties, included in the 2012 Annual Report to Certificate Holders of Great Northern Iron Ore Properties.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 22, 2013